Exhibit(n)(1)
                             SCUDDER PORTFOLIO TRUST
                                  (the "Fund")

                              PLAN WITH RESPECT TO
                              SCUDDER BALANCED FUND
                             PURSUANT TO RULE 18f-3
                                    under the
                         INVESTMENT COMPANY ACT OF 1940

                                    The Plan

I.       Introduction

         As required by Rule 18f-3 under the Investment Company Act of 1940, as amended ("1940 Act"), this Plan describes the multi-class system for the Fund that will apply to shares of beneficial interest, $0.01 par value per share (the "shares"), of Scudder Balanced Fund (the "Series"), including the separate class arrangements for shareholder and administrative services and the distribution of shares, the method for allocating expenses, income, gain and loss of the Fund among classes and any related exchange privileges and conversion features applicable to the classes.

         Upon the effective date of this Plan, the Fund elects to offer multiple classes of shares of the Series, as described herein, pursuant to Rule 18f-3 and this Plan.

II.      The Multi-Class System

         The Series may offer two classes of shares, Class S shares and AARP shares. Shares of each class of each Series shall represent an equal pro rata interest in the Series and, generally, shall have identical voting, dividend, liquidation, and other rights, preferences, powers, restrictions, limitations, qualifications and terms and conditions, except that: (a) each class shall have a different designation; (b) each class of shares shall bear any Class Expenses, as defined by Section A.2, below; (c) each class shall have exclusive voting rights on any matter submitted to shareholders that relates solely to its shareholder services, administrative services or distribution arrangements; (d) each class shall have separate voting rights on any matter submitted to shareholders in which the interests of one class differ from the interests of any other class; (e) each class may have separate exchange privileges; (f) each class of shares may have separate account size requirements; and (g) each class may have different conversion features. In addition, the following provisions shall apply to the classes authorized hereby.

         A.       Allocation of Income and Expenses

                  1.       General.

                  The gross income, realized and unrealized capital gains and losses and expenses (other than Class Expenses, as defined below) of the Series shall be allocated to each share of the Series, on the basis of its net asset value relative to the net asset value of the Series. Expenses to be so allocated include a portion of the expenses of the Fund that are not attributable to the

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Series, any class of the Series or any other series of the Fund ("Fund
Expenses"), and expenses of the Series not attributable to a particular class of the Series ("Series Expenses"). Fund Expenses include, but are not limited to, Trustees' fees, certain insurance costs and certain legal fees. Series Expenses include, but are not limited to, certain filing fees (i.e. state filing fees imposed on a Fund-wide basis and Securities and Exchange Commission registration fees), custodial fees, advisory fees and other expenses relating to the management of the Series' assets.

                  2.       Class Expenses.

                  Expenses attributable to one or more particular classes, which are allocated on the basis of the amount incurred on behalf of each class ("Class Expenses") may include: (a) transfer agent fees attributable to a specific class, (b) printing and postage expenses related to preparing and distributing material such as shareholder reports, prospectuses and proxy materials to current Fund shareholders; (c) registration fees (other than those set forth in subsection A.l above); (d) the expense of administrative personnel and services as required to support the shareholders of a specific class; (e) litigation or other legal expenses and audit or other accounting expenses relating to a specific class; (f) Trustees' fees incurred as a result of issues relating to a specific class; and (g) shareholder or Trustees' meeting costs that relate to a specific class. All expenses described in this paragraph may be allocated as Class Expenses, but only if the Fund's President and Treasurer have determined, subject to the Board of Trustees' approval or ratification, which of such categories of expenses will be treated as Class Expenses, consistent with applicable legal principles under the 1940 Act and the Internal Revenue Code of 1986, as amended ("Code").

                  In the event that a particular expense is no longer reasonably allocable by class or to a particular class, it shall be treated as a Fund Expense or Series Expense, and in the event a Fund Expense or Series Expense becomes allocable at a different level, including as a Class Expense, it shall be so allocated, subject to compliance with Rule 18f-3 and to approval or ratification by the Board of Trustees.

                  The initial determination of expenses that will be allocated as Class Expenses and any subsequent changes thereto shall be reviewed by the Board of Trustees and approved by such Board and by a majority of the Trustees who are not "interested persons" of the Fund or Series, as defined in the 1940 Act (the "Independent Trustees"). Such expense allocation shall be set forth in a schedule, as amended from time to time, by the Board of Trustees, including a majority of the Independent Trustees, and shall form a part of this plan.

                  3.       Waivers or Reimbursements of Expenses

                  Expenses may be waived or reimbursed by the Fund's investment adviser, its principal underwriter, or any other provider of services to the Series or the Fund without the prior approval of the Board of Trustees to the extent such waiver or reimbursement does not jeopardize the Fund's status as a "regulated investment company" under the Code.

         B.       Exchange Privileges

         Shareholders of the Series may exchange shares of their class for shares of a similar class of another fund in the Scudder family, at the relative net asset values of the respective shares to



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be exchanged and with no sales charge, subject to applicable law, and to the applicable requirements, if any, as to minimum amount.

         C.       Conversion Privilege

         Upon the direction of a holder of Class S shares or Class AARP shares of the Series, such shares will be converted to AARP shares or Class S shares of the Series, respectively, at the relative net asset values of the two classes. Any conversion of shares of one Class to shares of another Class is subject to the continuing availability of a ruling of the Internal Revenue Service or an opinion of counsel to the effect that the conversion of shares should constitute a taxable event under federal income tax law. Any such conversion may be suspended if such a ruling or opinion is no longer available.

         D.       Board Review

                  1.       Initial Approval

                  The Board of Trustees, including a majority of the Independent Trustees, at a meeting held March 14, 2000, approved the Plan based on a determination that the Plan, including the expense allocation, is in the best interests of each class individually and of the Series and the Fund. Their determination was based on their review of information furnished to them which they deemed reasonably necessary and sufficient to evaluate the Plan.

                  2.       Approval of Amendments

                  The Plan may not be amended materially unless the Board of Trustees, including a majority of the Independent Trustees, has found that the proposed amendment, including any proposed related expense allocation, is in the best interests of each class individually and of the Series and the Fund. Such finding shall be based on information requested by, and furnished to, the Board that the Board deems reasonably necessary to evaluate the proposed amendment.

                  3.       Periodic Review

                  The Board shall review reports of expense allocations and such other information as they request at such times, or pursuant to such schedule, as they may determine is consistent with applicable legal requirements.

         E.       Contracts

                  Any Agreement related to the multi-class system shall require the parties thereto to furnish to the Board of Trustees, upon their request, such information as is reasonably necessary to permit the Trustees to evaluate the plan or any proposed amendment.

         F.       Effective Date

         The Plan, having been reviewed and approved by the Board of Trustees and by a majority of the Independent Trustees as indicated in subsection C.l of
Section II of the Plan, shall take effect as of the implementation of the multi-class system, except that allocation of Class



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Expenses shall not occur until the effective date of the Fund's post-effective amendment to its registration statement containing disclosure concerning the multi-class system.

         G.       Amendments

         The Plan may not be amended to modify materially its terms unless such amendment has been approved in the manner specified in subsection C.2 of Section II of the Plan.


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                   Schedule to Multi-Distribution System Plan
                          Allocation of Class Expenses

AARP Shares

1.       Transfer agent fees attributable to AARP Shares;

2. Printing and postage expenses related to preparing and distributing material such as shareholder reports, prospectuses and proxy materials to current holders of AARP Shares;

3. Registration fees (other than State registration fees imposed on a Fund-wide basis and Securities and Exchange Commission registration
         Fees) for AARP Shares;

4.       Litigation or other legal expenses relating solely to AARP Shares;

5.       Trustees' fees incurred as a result of issues relating solely to AARP
         Shares;

6.       The expense of holding meetings solely for holders of AARP Shares; and

7. Any expenses incurred as a result of being an Underlying Fund of Scudder Pathway Series under the Special Servicing Agreement dated November 15, 1996.

Class S Shares

1.       Transfer agent fees attributable to Class S Shares;

2. Printing and postage expenses related to preparing and distributing material such as shareholder reports, prospectuses and proxy materials to current holders of Class S Shares;

3. Registration fees (other than State registration fees imposed on a Fund-wide basis and Securities and Exchange Commission registration
         Fees) for Class S Shares;

4.       Litigation or other legal expenses relating solely to Class S Shares;

5. Trustees' fees incurred as a result of issues relating solely to Class S Shares;

6.       The expense of holding meetings solely for holders of Class S Shares;
         and

7. Any expenses incurred as a result of being an Underlying Fund of Scudder Pathway Series under the Special Servicing Agreement dated November 15, 1996.


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